Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Fidelity National Information Services, Inc. of our report dated February 17, 2009, relating to the consolidated financial statements and financial statement schedule of Metavante Technologies, Inc., and the effectiveness of Metavante Technologies, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Metavante Technologies, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
May 1, 2009